Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated February 28, 2018 with respect to the shares of Common Stock of MEDITE Cancer Diagnostics, Inc., and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: February 28, 2018

Bigger Capital Fund, LP		Bigger Capital Fund GP, LLC /s/ Michael Bigger

By:	Bigger Capital Fund GP, LLC, its general partner	By:	/s/ Michael Bigger
Managing Member
By:	/s/ Michael Bigger
Michael Bigger
	Managing Member	/s/ Michael Bigger
Michael Bigger